Exhibit 99.1

Assertio Reports Fourth Quarter and Full Year 2023 Financial Results

Fourth Quarter Net Product Sales $32.5 Million, Cash Flow from Operations of $5.7 Million

2024 Full Year Outlook for Net Product Sales of $110 to $125 Million, Adjusted EBITDA of $20 to $30 Million

LAKE FOREST, IL. – March 11, 2024 – Assertio Holdings, Inc. (“Assertio” or the “Company”) (Nasdaq: ASRT), a pharmaceutical company with comprehensive commercial capabilities offering differentiated products to patients, today reported financial results for the fourth quarter and full year ended December 31, 2023.

Financial Highlights (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share amounts)	2023	2022	2023	2022
Net Product Sales (GAAP)	$32.5	$49.9	$149.5	$155.1
Net (Loss) Income (GAAP)	$(57.4)	$88.6	$(331.9)	$109.6
(Loss) Earnings Per Share (GAAP)	$(0.61)	$1.34	$(4.67)	$2.03
Adjusted EBITDA (Non-GAAP)[1]	$4.5	$33.4	$67.7	$101.6
Adjusted Earnings Per Share (Non-GAAP)[1]	$0.11	$0.32	$0.55	$1.19

“Our fourth quarter results include positive indicators for the future, demonstrating the durability of Assertio’s business model. We delivered solid net product sales and positive cash flows from operations as we adapted our business strategy and aligned operating costs to the portfolio of products that will drive our growth and cash flows going forward,” said Heather Mason, interim Chief Executive Officer.

“Today we are providing guidance for 2024, targeting net product sales of $110 million to $125 million and adjusted EBITDA2 of $20 million to $30 million. Our focus is growth in Rolvedon and prudent management of Indocin’s pricing and volume to maximize the economic opportunity, which should further grow our cash position.”

“Rolvedon continues to perform well in the targeted clinic segment, reflecting sequential quarter-over-quarter demand growth since launch. The channel inventory issues we previously discussed have been resolved, and we are fully committed to maximizing this asset. With our strategy now fully in place, we believe that Rolvedon can grow to sales in excess of $100 million in the coming years through increased customer access and new volume growth. We also continue to advance the same-day dosing clinical study, with an eye toward further differentiation.”

“Additionally, we have taken steps to substantially reduce our operating costs to match our product portfolio. We will continue to optimize Assertio’s non-personal promotion strategy while also deploying our excellent in-person oncology team to expand our customer base in the G-CSF market. We also continue to actively pursue new business development opportunities that can further expand and diversify our asset base,” concluded Mason.

1 Non-GAAP measures are reconciled to the corresponding GAAP measures in the schedules attached.
2 See “Non-GAAP Financial Measures” below for information about reconciling our Adjusted EBITDA guidance to Net Income.

Fourth quarter results included:

•Net product sales were $32.5 million, decreased from $49.9 million in the prior year fourth quarter.
▪The declines in Indocin and Cambia following their respective generic entrants were partially offset by the addition of Rolvedon.
▪Rolvedon net product sales were $11.0 million in the fourth quarter, the first full quarter following the acquisition of Spectrum. During the quarter, the Company successfully addressed high levels of inventory in the channel and implemented an updated commercial strategy expected to drive sales growth throughout 2024 while maintaining pricing discipline.
▪Indocin net product sales in the fourth quarter were $10.8 million, a $23.4 million decrease from the prior year quarter reflecting declining price and volumes due to a generic entrant late in 2023.
•Gross margin3 in the fourth quarter was 70%, decreased from 88% in the prior year fourth quarter.
▪Inventory step-up amortization contributed nine percentage points of the decrease in margin, with the remaining reduction in margin primarily due to changes in sales mix from the addition of Rolvedon and decrease in higher margin Indocin and Cambia.
•SG&A expense was $24.0 million, increased from $13.7 million in the prior year fourth quarter.
▪Results included approximately $9.5 million in higher operating expense due to the acquisition of Spectrum.
▪In response to declining sales and gross profits, the Company refined its organization to further reduce its operating expense profile in the first quarter of 2024.
•Fourth quarter 2023 included the following other items:
▪A charge of $40.8 million for loss on impairment of intangible assets, primarily driven by a $36.0 million impairment of Indocin intangible asset.
▪A reduction in the fair value of contingent consideration resulted in a benefit of $17.4 million driven by the revaluation of the Indocin contingent liability due to generic competition.
▪A charge of $2.4 million for restructuring costs.
▪Income tax expense of $25.5 million, primarily due to the impact of applying a valuation allowance against net deferred tax assets.
•Adjusted EBITDA was $4.5 million, decreased from $33.4 million in the prior year fourth quarter, primarily due to Indocin generic competition and higher operating expenses from the acquisition of Spectrum.

2024 Full Year Financial Guidance

Assertio announced its initial 2024 operating guidance as follows:

Net Product Sales (GAAP)	$110.0 Million to $125.0 Million
Adjusted EBITDA (Non-GAAP)[4]	$20.0 Million to $30.0 Million

Balance Sheet and Cash Flow

•For the quarter ended December 31, 2023, cash and cash equivalents totaled $73.4 million.
•Convertible debt outstanding principal balance at December 31, 2023 was $40.0 million and does not mature until September 2027.
•Cash generated from operating activities quarter-to-date and year-to-date was $5.7 million and $49.6 million, respectively, inclusive of transaction costs associated with the acquisition of Spectrum and supporting Spectrum’s working capital needs.

Board Update

Assertio announced the appointment of Sigurd (Sig) Kirk as an independent director, effective April 3, 2024. Kirk previously served for 11 years as Executive Vice President, Corporate Business Development at Allergan plc, which was acquired by AbbVie, Inc., where he led more than 75 deals. Prior to that, he served in multiple senior leadership roles at Barr Pharmaceuticals.

3 Gross margin represents the ratio of net product sales less cost of sales to net product sales.
4 See “Non-GAAP Financial Measures” below for information about reconciling our Adjusted EBITDA guidance to Net Income.

Conference Call and Investor Presentation Information

Assertio’s management will host a conference call to discuss its fourth quarter and full year 2023 financial results today:

Date:	Monday, March 11, 2024
Time:	4:30 p.m. Eastern Time
Webcast (live and archive):	http://investor.assertiotx.com/overview/default.aspx (Events & Webcasts, Investor Page)
Dial-in numbers:	1-646-968-2525, Conference ID 9752695

To access the live webcast, the recorded conference call replay, and other materials, please visit Assertio’s investor relations website at http://investor.assertiotx.com/overview/default.aspx. Please connect at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. The replay will be available approximately two hours after the call on Assertio’s investor website.

About Assertio

Assertio is a commercial pharmaceutical company offering differentiated products to patients. We have built our commercial portfolio through acquisition or licensing of approved products. Our comprehensive commercial capabilities include marketing through both a sales force and a non-personal promotion model, market access through payor contracting, and trade and distribution. To learn more about Assertio, visit www.assertiotx.com.

Investor Contact

Matt Kreps, Managing Director
Darrow Associates
M: 214-597-8200
mkreps@darrowir.com

Forward Looking Statements

The statements in this communication include forward-looking statements. Forward-looking statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs. Forward-looking statements speak only as of the date they are made or as of the dates indicated in the statements and should not be relied upon as predictions of future events, as there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur. Forward-looking statements can often, but not always, be identified by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” “anticipates,” “designed,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements, including: Assertio’s ability to grow sales of Rolvedon and the commercial success and market acceptance of Rolvedon and Assertio’s other products; Assertio’s ability to successfully develop and execute its sales, marketing and promotion strategies using its sales force and non-personal promotion model capabilities; the impact on sales and profits from the entry and sales of generics of Assertio’s products and/or other products competitive with any of Assertio’s products (including indomethacin suppositories compounded by hospitals and other institutions including a 503B compounder which we believe to be violation of certain provisions of the Food, Drug and Cosmetic Act); the timing and impact of additional generic approvals and uncertainty around the recent approvals and launches of generic Indocin products (which are not patent protected and now face generic competition as a result of the August 2023 approval and launch of generic indomethacin suppositories and January 2024 approval of a generic indomethacin oral suspension product); risks that any new businesses will not be integrated successfully or that the combined company will not realize estimated cost savings, value of certain tax assets, synergies and growth, or that such benefits may take longer and/or cost more to realize than expected; expected industry trends, including pricing pressures and managed healthcare practices; Assertio’s ability to attract and retain executive leadership and key employees, including in connection with our ongoing search for a permanent CEO; the ability of Assertio’s third-party manufacturers to manufacture adequate quantities of commercially salable inventory and active pharmaceutical ingredients for each of Assertio’s products on commercially reasonable terms and in compliance with their contractual obligations to Assertio, and Assertio’s ability to maintain its supply chain which relies on single-source suppliers; the outcome of, and Assertio’s intentions with respect to, any litigation or government investigations, including pending and potential future shareholder litigation relating to the Spectrum Merger and/or the recent approval and launch of generic indomethacin suppositories, antitrust litigation, opioid-related government investigations, opioid-related litigation and related claims for negligence and breach of fiduciary duty against Assertio’s former insurance broker, as well as Spectrum’s legacy shareholder and other litigation and, and other disputes and litigation, and the costs and expenses associated therewith; Assertio’s financial cost and outcomes of clinical trials, including the extent to which data from the Rolvedon same-day dosing trial, if and when completed, may support ongoing commercialization efforts; Assertio’s compliance with legal and regulatory requirements related to the development or promotion of its products; variations in revenues obtained from commercialization agreements and the accounting treatment with respect thereto; Assertio’s common stock regaining and maintaining compliance with The Nasdaq Capital Market’s minimum closing bid requirement of at least $1.00 per share; and Assertio’s ability to obtain and maintain intellectual property protection for its products and operate its business without infringing the intellectual property rights of others. For a discussion of additional factors that could cause actual results to differ materially from those contemplated by forward-looking statements, see the risks described in Assertio’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Many of these risks and uncertainties may be exacerbated by public health emergencies and general macroeconomic conditions. Assertio does not assume, and hereby disclaims, any obligation to update forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial results presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included information about non-GAAP measures of EBITDA, adjusted EBITDA, adjusted earnings, and adjusted earnings per share as useful operating metrics. The Company believes that the presentation of these non-GAAP financial measures, when viewed with results under GAAP and the accompanying reconciliation, provides supplementary information to analysts, investors, lenders, and the Company’s management in assessing the Company’s performance and results from period to period. The Company uses these non-GAAP measures internally to understand, manage and evaluate the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

This release also includes estimated full-year non-GAAP adjusted EBITDA information, which the Company believes enables investors to better understand the anticipated performance of the business, but should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP. No reconciliation of estimated non-GAAP adjusted EBITDA to estimated net income is provided in this release because some of the information necessary for estimated net income such as income taxes, fair value change in contingent consideration, and stock-based compensation is not yet ascertainable or accessible and the Company is unable to quantify these amounts that would be required to be included in estimated net income without unreasonable efforts.

Specified Items

Non-GAAP measures presented within this release exclude specified items. The Company considers specified items to be significant income/expense items not indicative of current operations. Specified items may include adjustments to interest expense and interest income, income tax expense (benefit), depreciation expense, amortization expense, sales reserves adjustments for products the Company is no longer selling, stock-based compensation expense, fair value adjustments to contingent consideration or derivative liability, restructuring charges, amortization of fair value inventory step-up as a result of purchase accounting, transaction-related costs, gains or losses from adjustments to long-lived assets and assets not part of current operations, changes in valuation allowances on deferred tax assets, and gains or losses resulting from debt refinancing or extinguishment.

ASSERTIO HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Product sales, net	$32,462	$49,866	$149,451	$155,121
Royalties and milestones	523	487	2,433	2,403
Other revenue	—	—	185	(1,290)
Total revenues	32,985	50,353	152,069	156,234
Costs and expenses:
Cost of sales	9,721	6,015	27,020	18,748
Research and development expenses	1,024	—	2,843	—
Selling, general and administrative expenses	23,958	13,706	78,638	46,786
Change in fair value of contingent consideration	(17,414)	11,841	(25,538)	18,687
Amortization of intangible assets	4,775	8,171	27,527	32,608
Loss on impairment of intangible assets	40,808	—	279,639	—
Restructuring charges	2,442	—	5,476	—
Total costs and expenses	65,314	39,733	395,605	116,829
(Loss) income from operations	(32,329)	10,620	(243,536)	39,405
Other income (expense):
Debt related expenses	—	—	(9,918)	—
Interest expense	(755)	(1,313)	(3,380)	(7,961)
Other gain (loss)	1,179	(731)	2,780	(278)
Total other income (expense)	424	(2,044)	(10,518)	(8,239)
Net (loss) income before income taxes	(31,905)	8,576	(254,054)	31,166
Income tax (expense) benefit	(25,479)	79,975	(77,888)	78,459
Net (loss) income and comprehensive (loss) income	$(57,384)	$88,551	$(331,942)	$109,625

Basic net (loss) income per share	$(0.61)	$1.83	$(4.67)	$2.33
Diluted net (loss) income per share	$(0.61)	$1.34	$(4.67)	$2.03
Shares used in computing basic net (loss) income per share	94,669	48,300	71,031	47,004
Shares used in computing diluted net (loss) income per share	94,669	67,074	71,031	54,669

ASSERTIO HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$73,441	$64,941
Accounts receivable, net	47,663	45,357
Inventories, net	37,686	13,696
Prepaid and other current assets	12,272	8,268
Total current assets	171,062	132,262
Property and equipment, net	770	744
Intangible assets, net	111,332	197,996
Deferred tax asset	—	80,202
Other long-term assets	3,255	2,709
Total assets	$286,419	$413,913
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,439	$5,991
Accrued rebates, returns and discounts	58,137	49,426
Accrued liabilities	18,213	12,181
Long-term debt, current portion	—	470
Contingent consideration, current portion	2,700	26,300
Other current liabilities	954	948
Total current liabilities	93,443	95,316
Long-term debt	38,514	66,403
Contingent consideration	—	22,200
Other long-term liabilities	16,459	4,269
Total liabilities	148,416	188,188
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized; 94,668,523 and 48,319,838 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	9	5
Additional paid-in capital	789,537	545,321
Accumulated deficit	(651,543)	(319,601)
Total shareholders’ equity	138,003	225,725
Total liabilities and shareholders' equity	$286,419	$413,913

ASSERTIO HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2023	2022
Operating Activities
Net (loss) income	$(331,942)	$109,625
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	28,229	33,396
Amortization of debt issuance costs and Royalty Rights	455	304
Loss on impairment of intangible assets	279,639	—
Gain on extinguishment of debt	—	(1,046)
Recurring fair value measurements of assets and liabilities	(25,482)	18,939
Debt-related expenses	9,918	—
Stock-based compensation	9,158	7,504
Provisions for inventory and other assets	3,288	3,265
Deferred income taxes	76,201	(80,375)
Changes in assets and liabilities, net of acquisition:
Accounts receivable	48,669	(996)
Inventories	(4,973)	(6,593)
Prepaid and other assets	(1,169)	8,019
Accounts payable and other accrued liabilities	(29,348)	(10,113)
Accrued rebates, returns and discounts	(12,313)	(3,236)
Interest payable	(726)	(95)
Net cash provided by operating activities	49,604	78,598
Investing Activities
Purchases of property and equipment	(628)	(274)
Net cash acquired in Spectrum Merger	1,950	—
Purchase of Sympazan	(419)	(15,372)
Purchase of Otrexup	—	(27,027)
Proceeds from the sale of investments	2,194	—
Net cash provided by (used in) investing activities	3,097	(42,673)
Financing Activities
Proceeds from issuance of 2027 Convertible Notes	—	70,000
Payments in connection with 2027 Convertible Notes	(10,500)	—
Payment of direct transaction costs related to convertible debt inducement	(1,119)	—
Payment in connection with 2024 Senior Notes	—	(70,750)
Payment of debt issuance costs	—	(4,084)
Payment of contingent consideration	(24,194)	(7,845)
Payment of Royalty Rights	(459)	(1,297)
Proceeds from issuance of common stock	—	7,020
Payments related to the vesting and settlement of equity awards, net	(7,898)	(838)
Other financing activities	(31)	—
Net cash used in financing activities	(44,201)	(7,794)
Net increase in cash and cash equivalents	8,500	28,131
Cash and cash equivalents at beginning of year	64,941	36,810
Cash and cash equivalents at end of year	$73,441	$64,941
Supplemental Disclosure of Cash Flow Information
Net cash paid (refunded) for income taxes	$4,031	$(6,913)
Cash paid for interest	$3,651	$7,752

RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP EBITDA and ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022	Financial Statement Classification
GAAP Net (Loss) Income	$(57,384)	$88,551	$(331,942)	$109,625
Interest expense	755	1,313	3,380	7,961	Interest expense
Income tax (expense) benefit	25,479	(79,975)	77,888	(78,459)	Income tax (expense) benefit
Depreciation expense	132	196	702	787	Selling, general and administrative expenses
Amortization of intangible assets	4,775	8,171	27,527	32,608	Amortization of intangible assets
EBITDA (Non-GAAP)	(26,243)	18,256	(222,445)	72,522
Adjustments:
Legacy product reserves(1)	—	—	(185)	1,290	Other revenue
Stock-based compensation	2,642	2,388	9,158	7,504	Selling, general and administrative expenses
Change in fair value of contingent consideration (2)	(17,414)	11,841	(25,538)	18,687	Change in fair value of contingent consideration
Debt-related expenses (3)	—	—	9,918	—	Debt-related expenses
Transaction-related expenses (4)	361	—	8,900	—	Selling, general and administrative expenses
Loss on impairment of intangible assets (5)	40,808	—	279,639	—	Loss on impairment of intangible assets
Restructuring costs (6)	2,442	—	5,476	—	Restructuring charges
Other (7)	1,855	892	2,820	1,592	Multiple
Adjusted EBITDA (Non-GAAP)	$4,451	$33,377	$67,743	$101,595

(1)Represents removal of the impact of revenue adjustment to reserves for product sales allowances (gross-to-net-sales allowances) estimates related to previously divested products.
(2)The fair value of the contingent consideration is remeasured each reporting period, with changes in the fair value resulting from changes in the underlying inputs being recognized as a benefit or expense in operating expenses until the contingent consideration arrangement is settled.
(3)Debt-related expenses consist of an induced conversion expense of approximately $8.8 million and direct transaction costs of approximately $1.1 million incurred as a result of the privately negotiated exchange of $30.0 million principal amount of the Company’s 6.5% Convertible Senior Notes due 2027 in the first quarter of 2023.
(4)Represents transaction-related expenses associated with the acquisition of Spectrum, which closed effective July 31, 2023.
(5)Represents the loss recognized in the period for the impairment of intangible assets.
(6)Restructuring charges represent non-recurring costs associated with the Company’s announced restructuring plan.
(7) Other for the three and twelve months ended December 31, 2023 and 2022 represents the following adjustments (in thousands):

	Three Months Ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022	Financial Statement Classification
Amortization of inventory step-up	$3,001	$107	$5,167	$807	Cost of sales
Interest income on short-term investments	(690)	—	(2,403)	—	Other gain (loss)
Derivative fair value adjustment	(456)	252	56	252	Other gain (loss)
Gain on debt extinguishment	—	(1,046)	—	(1,046)	Other gain (loss)
Loss recognized for expected credit loss reserve	—	1,579	—	1,579	Other gain (loss)
Total Other	$1,855	$892	$2,820	$1,592

RECONCILIATION OF GAAP NET (LOSS) INCOME and NET (LOSS) INCOME PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31, 2023		Three Months Ended December 31, 2022
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net (loss) income per share (GAAP)	$(57,384)	$(0.61)	$88,551	$1.34
Add: Convertible debt interest expense and other income statement impacts, net of tax(2)	566		1,169
Adjustments
Amortization of intangible assets	4,775		8,171
Stock-based compensation	2,642		2,388
Change in fair value of contingent consideration	(17,414)		11,841
Contingent consideration cash payable (3)	(2,170)		(6,854)
Transaction-related expenses	361		—
Loss on impairment of intangible assets	40,808		—
Restructuring charges	2,442		—
Other	1,855		640
Increase (release) of deferred tax asset valuation allowance (4)	33,165		(80,375)
Income taxes expense, as adjusted (5)	1,877		(4,047)
Adjusted earnings (Non-GAAP)	$11,523	$0.11	$21,484	$0.32

Diluted shares used in calculation (GAAP) (2)	94,669		67,074
Add: Dilutive effect of stock-based awards and equivalents (2)	325		—
Add: Dilutive effect of 2027 Convertible Notes (2)	9,768		—
Diluted shares used in calculation (Non-GAAP) (2)	104,762		67,074
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net (loss) income to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes, which were entered into on August 22, 2022, were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation. As a result, interest expense, net of tax, associated with the 2027 Convertible Notes was added back to net loss used in the diluted earnings per share calculation for the three months ended December 31, 2023. For the three months ended December 31, 2022, interest expense, net of tax and the loss from the derivative fair value adjustment, net of tax, associated with the 2027 Convertible Notes, is added back to net income used in the diluted earnings per share calculation.
For the three months ended December 31, 2023, the Company’s potentially dilutive convertible debt under the if-converted method and potentially dilutive stock-based awards under the treasury-stock method were not included in the computation of GAAP diluted net (loss) income per share, because to do so would be anti-dilutive. However, the Company’s potentially dilutive convertible debt under the if-converted method and the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because their effect was dilutive.
For the three months ended December 31, 2022, the Company’s potentially dilutive convertible debt under the if-converted method and potentially dilutive stock-based awards under the treasury stock method were included in both the computation of GAAP and non-GAAP diluted net income per share because their effect was dilutive.
(3)Represents the accrued cash payable of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)For the three-months ended December 31, 2023, represents the amount of income tax expense related to the recognition of a full valuation allowance against deferred tax assets. For the three-months ended December 31, 2022, represents the amount of income tax benefit related to the reversal of previously recorded valuation allowances.
(5)Represents the Company’s income tax benefit (expense) adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.

RECONCILIATION OF GAAP NET (LOSS) INCOME and NET (LOSS) INCOME PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Twelve Months Ended December 31, 2023		Twelve Months Ended December 31, 2022
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net (loss) income (GAAP) (2)	$(331,942)	$(4.67)	$109,625	$2.03
Add: Convertible debt interest expense and other income statement impacts, net of tax (2)	2,535		1,560
Adjustments
Amortization of intangible assets	27,527		32,608
Legacy products revenue reserves	(185)		1,290
Stock-based compensation	9,158		7,504
Debt-related expenses, net	9,639		—
Change in fair value of contingent consideration	(25,538)		18,687
Contingent consideration cash payable (3)	(13,443)		(16,068)
Transaction-related expenses	8,900		—
Loss on impairment of intangible assets	279,639		—
Restructuring charges	5,476		—
Other	2,820		1,340
Increase (release) of deferred tax asset valuation allowance (4)	76,200		(80,375)
Income taxes expense, as adjusted (5)	(3,679)		(11,340)
Adjusted earnings (Non-GAAP)	$47,107	$0.55	$64,831	$1.19

Diluted shares used in calculation (GAAP) (2)	71,031		54,669
Add: Dilutive effect of stock-based awards and equivalents (2)	3,054		—
Add: Dilutive effect of 2027 Convertible Notes (2)	10,932		—
Diluted shares used in calculation (Non-GAAP) (2)	85,017		54,669
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net income to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes, which were entered into on August 22, 2022, were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, associated with the 2027 Convertible Notes is added back to net loss used in the diluted earnings per share calculation for the twelve months ended December 31, 2023. For the twelve months ended December 31, 2022, interest expense, net of tax and the loss from the derivative fair value adjustment, net of tax, associated with the 2027 Convertible Notes, is added back to net income used in the diluted earnings per share calculation.
For the twelve months ended December 31, 2023, the Company’s potentially dilutive convertible debt under the if-converted method and potentially dilutive stock-based awards under the treasury-stock method were not included in the computation of GAAP diluted net (loss) income per share, because to do so would be anti-dilutive. However, the Company’s potentially dilutive convertible debt under the if-converted method and the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because their effect was dilutive.
For the twelve months ended December 31, 2022, the Company’s potentially dilutive convertible debt under the if-converted method and potentially dilutive stock-based awards under the treasury-stock method were included in both the computation of GAAP and non-GAAP diluted net income per share because their effect was dilutive.
(3)Represents the accrued cash payable of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)For the twelve months ended December 31, 2023, represents the amount of income tax expense related to the recognition of a full valuation allowance against deferred tax assets. For the twelve months ended December 31, 2022, represents the amount of income tax benefit related to the reversal of previously recorded valuation allowances.
(5)Represents the Company’s income tax benefit (expense) adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.